Exhibit 99.1

Ampio Pharmaceuticals Leases New Facility in Denver Tech Center

Will Provide FDA Compliant cGMP Manufacturing of AmpionTM, a New R&D Laboratory and Consolidated

Operations

GREENWOOD VILLAGE, CO., December 16, 2013 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced the ten-year lease of a multi-purpose facility located in the Denver Tech Center of Colorado. Renovation, beginning in early 2014, will provide commercial scale, FDA compliant, State-of-the Art, GMP manufacturing of AmpionTM and an advanced Research and Development Laboratory as well as sufficient office space to consolidate all operations of the company in a single facility. These renovations will require approximately $7 million in capital expenditures previously accounted for.

“This investment demonstrates Ampio’s commitment to address the potential demand for AmpionTM from the approximately twenty million sufferers of osteoarthritis-of-the-knee in the United States.” said Michael Macaluso, Chairman and CEO of Ampio. “AmpionTM is one of the most important drugs in our portfolio, protected by 45 issued patents and 40 pending, covering multiple clinical indications, manufacturing processes, synthetic methods, and composition of matter claims. As it is our goal to establish Ampio as a global leader in the treatment of inflammatory diseases, the full and timely operation of this new facility that will manufacture our lead drug is a necessary step along that path. The facility renovation is scheduled to begin in the first quarter of 2014 and is expected to be completed in the summer of 2014.”

Dr. Vaughan Clift, Chief Regulatory Officer of Ampio, noted “ The manufacturing facility will initially provide registration batches of AmpionTM for the Biologic License Application (BLA). Once the manufacturing operation is approved by the FDA for commercial production, the facility will have an annual production capacity of approximately ten million of the 4 mL doses and more than 50% of the raw material, (human serum albumin, HSA) required to meet this capacity has already been secured through a long-term, non-exclusive, supply agreement as previously announced. The pharmaceutical drug manufacturing group that has produced the Ampion™ clinical supplies to date is overseeing this project until the facility is fully operational.”

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the completion, timing and size of the registered direct offering, as well as risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Rick Giles

Director of Investor Relations

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6530

Email: rgiles@ampiopharma.com